Exhibit 99.1
For Release April 23, 2007— 1:30 p.m. PDT
STERLING FINANCIAL CORPORATION OF SPOKANE, WASHINGTON,
ANNOUNCES FIRST QUARTER 2007 EARNINGS,
MARGIN EXPANSION LEADS TO DOUBLE-DIGIT GROWTH
Spokane, Washington, April 23, 2007 – Sterling Financial Corporation (NASDAQ:STSA), a leading community bank in the western region, announced earnings of $22.9 million, or $0.50 per diluted share for the quarter ended March 31, 2007, compared to earnings of $15.4 million, or $0.44 per diluted share for the first quarter of 2006. Core earnings were $23.7 million, or $0.52 per diluted share, compared to $0.44 per diluted share for the same quarter a year ago. Core earnings exclude net securities gains or losses, merger and acquisition costs, and charges related to early repayment of debt, net of related income taxes. The 18 percent increase in core earnings per diluted share was largely influenced by growth in net interest income driven through margin expansion and growth in earning assets. Average earning assets increased $2.41 billion over the prior year, $1.55 billion of which was organic. Total assets grew year-over-year by 45 percent to a record $11.40 billion.
Harold Gilkey, chairman and chief executive officer, stated, “We are pleased with the results of the first quarter, which keep us on track with our business plan. Our performance was in line with our expectations and the guidance we provided, which demonstrates both our agility and focus. This was an exciting quarter for us, and I applaud the efforts of our dedicated employees for helping us achieve our targets.”
FIRST QUARTER HIGHLIGHTS
•	Net Income was $22.9 million, a 49 percent increase over the first quarter of 2006.

•	Total loan originations of $1.28 billion increased 19 percent over the first quarter of 2006.

•	Total loans receivable increased to a record $8.37 billion, a 59 percent increase over the first quarter of 2006, of which 15 percent was organic growth.

•	Total deposits increased to a record $7.57 billion, a 49 percent increase over the first quarter of 2006, of which 8 percent was organic growth.

•	Sterling’s board of directors approved a cash dividend of $0.08 per common share, paid on April 11, 2007, to shareholders of record as of March 30, 2007.

•	Sterling completed the acquisition of Northern Empire Bancshares and its wholly owned subsidiary, Sonoma National Bank, and also celebrated its 20th anniversary on NASDAQ.
RECENT ACQUISITIONS
During the 12 months ended March 31, 2007, Sterling completed three acquisitions: Lynnwood Financial Group and its subsidiary, Golf Savings Bank, on July 5, 2006; FirstBank NW Corp. on November 30, 2006; and Northern Empire Bancshares on February 28, 2007. Golf Savings Bank was fully integrated by the end of 2006, and the back office integration of FirstBank was completed during the first quarter of 2007. The back office integration of Sonoma National Bank is underway and is expected to be completed by the end of the second quarter of 2007.
On April 11, 2007, Sterling announced the signing of a definitive agreement to acquire North Valley Bancorp, headquartered in Redding, California. This pending acquisition is subject to North Valley shareholder approval, regulatory approval, and satisfaction of other customary closing conditions. The merger of North Valley into Sterling is expected to increase Sterling’s total assets by approximately $900 million, and would complement the recent growth of its business in northern California, increasing its presence there by 25 depository branches.
OPERATING RESULTS
Net Interest Income
Sterling reported net interest income of $80.6 million for the quarter ended March 31, 2007, a 37 percent increase over $59.0 million for the first quarter of 2006. Sterling’s net interest margin on a tax equivalent basis for the quarter increased to 3.41 percent in 2007 from 3.32 percent in 2006, and a four basis point increase over the linked quarter ended December 31, 2006. The increases were mainly influenced by the increase in loans as a percentage of earning assets.
Non-Interest Income
Total non-interest income was $23.4 million for the quarter ended March 31, 2007, an 82 percent increase from $12.9 million in 2006. The increase in 2007 was largely due to increased fees and service charge income, and income from mortgage banking operations. The increase in fees and service charge income resulted from the continued success of Sterling’s Balance Shield program, along with increases in commercial banking fees, debit and CheckCard fees, and analyzed account fees, which include cash management and merchant services. The total number of transaction accounts during 2007 grew to nearly 192,000, an increase of 36,000 transaction accounts, or 23 percent over March 31, 2006.
Mortgage banking operations income nearly tripled to $8.9 million for the first quarter of 2007, up from $2.3 million in the first quarter of 2006. The year-over-year increase resulted from increased loan originations and sales of these loans into the secondary market, as well as increased brokered loan fee income. This growth largely resulted from the acquisition of Golf Savings Bank. Also contributing to the growth was the sale of $70.7 million of loans received in acquisitions. In the first quarter of 2007, total residential mortgage loan originations were $344.6 million with sales of $301.3 million compared to originations of $71.1 million and sales of $34.7 million in the first quarter of 2006.
Non-Interest Expenses
Non-interest expenses were $65.7 million for the first quarter of 2007, compared to $44.2 million for the first quarter of 2006, an increase of 48 percent. Full-time equivalent employees increased to 2,570 as of March 31, 2007, compared to 1,832 as of March 31, 2006. The increase in expenses is primarily a result of the growth associated with Sterling’s acquisitions. Management expects certain expenses related to redundant back office operations to decline over the next several quarters as the recently acquired banks are integrated into Sterling.
Performance Ratios
Performance ratios for the quarter ended March 31, 2007 were mixed due to the impact of Sterling’s recent acquisitions. The deployment of acquired capital and reduction of expenses have yet to be fully implemented.
•	Return on average assets was 0.91 percent for the first quarter of 2007, compared to 0.81 percent for the first quarter of 2006.

•	Return on average equity was 10.3 percent for the first quarter of 2007, compared to 12.1 percent for the first quarter of 2006.

•	Operating efficiency ratio was 63.1 percent for the first quarter of 2007. The core efficiency ratio was 61.9 percent for the first quarter of 2007, compared to 61.6 percent for the first quarter of 2006.

Mr. Gilkey stated, “Sterling’s efficiency ratio is expected to improve as the cost savings to be achieved from our recent acquisitions are fully realized. We expect improvements throughout 2007, following the completion of systems and operations integration.”
Lending
As of March 31, 2007, Sterling’s loans receivable increased to a record $8.37 billion, compared to $5.25 billion at the end of the first quarter of 2006, a 59 percent increase. Approximately 15 percent of this $3.12 billion increase year-over-year resulted from organic growth, with the largest segments being commercial banking, commercial real estate, and construction. Approximately 67 percent of the total construction portfolio was residential, with the remainder being commercial. The construction portfolio remains geographically diversified throughout our footprint. Sterling’s total loan originations increased 19 percent to $1.28 billion for the quarter ended March 31, 2007, compared to $1.07 billion for the first quarter in 2006.
Credit Quality
Credit quality remains strong with total nonperforming assets at $18.9 million, or 0.17 percent of total assets as of March 31, 2007, compared to $10.0 million, or 0.13 percent of total assets as of March 31, 2006. Classified assets totaled $79.1 million at March 31, 2007, which includes $40.1 million from the recent acquisition of Sonoma National Bank.
The annualized ratio of net charge-offs to average loans was 0.04 percent for the quarter ended March 31, 2007, a decrease from 0.11 percent for the first quarter of 2006. The improvement year-over-year is the result of stable asset quality combined with growth in the portfolio.
Sterling’s provision for credit losses was $4.2 million for the three months ended March 31, 2007, compared to $4.7 million for the first quarter of 2006. At March 31, 2007, the credit loss allowance totaled $99.9 million, or 1.18 percent of total loans, compared to an allowance of $58.7 million, or 1.11 percent of total loans, at March 31, 2006. Sterling believes the allowance is adequate given its analysis of the loan portfolio and its relative mix and risk of loan products.
Balance Sheet and Capital Management
As of March 31, 2007, Sterling’s total assets were a record $11.40 billion, compared to total assets of $7.84 billion at March 31, 2006, reflecting the increase in internally generated loan balances and the completion of Sterling’s recent acquisitions. Sterling has elected not to early adopt Statement of Financial

Accounting Standard No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” Therefore, SFAS No. 159 will be effective for Sterling January 1, 2008. Sterling’s tangible shareholder equity to tangible assets increased to 5.7 percent in 2007, compared to 4.9 percent in 2006, and risk-based capital ratios continue to exceed the “well-capitalized” requirements. As of March 31, 2007, Sterling’s book value per share was $21.73, compared to $14.51 as of March 31, 2006. This change in book value reflects the retention of earnings, the capital infusion from recent acquisitions, and the improvement in the market value of the securities portfolio. During the quarter, Sterling declared a cash dividend of $0.08 per share, compared to $0.06 per share for the first quarter of 2006.
Goodwill Litigation
There has been no change in the status of Sterling’s lawsuit against the U.S. Government with respect to the loss of the goodwill treatment and other matters relating to Sterling’s past acquisitions of troubled thrift institutions (the “Goodwill Litigation”). The Court of Federal Claims has set a trial date of June 25, 2007, to determine what amount, if any, the U.S. Government must pay in damages for its breach of the contracts for the acquisition of two thrifts, Lewis Federal Savings & Loan and Tri-Cities Savings & Loan. The ultimate outcome of the Goodwill Litigation cannot be predicted with certainty, and the U.S. Government will likely appeal any award of damages in favor of Sterling. Because of the effort required to bring the case to conclusion, Sterling will likely continue to incur legal expenses as the case progresses.
Outlook
Mr. Gilkey concluded, “Our first quarter performance has set the stage for another strong year of growth at Sterling. As we move forward with the integration of our latest acquisitions, coupled with the continued momentum we have in the legacy operation, we expect to continue down the road of improving the strength of the company from top to bottom and to continue to deliver competitive products and services to our customers. Finally, we warmly welcome the employees, customers and shareholders of our recent acquisitions, which will help position us to be stronger in 2007 and the years ahead.”
First Quarter 2007 Earnings Conference Call
Sterling will host a conference call for investors the morning of April 24, 2007, at 8:00 a.m. PDT to discuss the company’s financial results. To participate in the conference call, domestic callers should dial 210-234-0009 approximately five minutes before the scheduled start time. You will be asked by the operator to identify yourself and provide the password “STERLING” to enter the call. A continuous replay will be available approximately one hour following the conference call and may be accessed by dialing 203-369-2040. The continuous replay will be offered through Friday, June 15, 2007, at 11:59 p.m. PDT.
Additionally, Sterling’s 2007 first quarter earnings conference call will be available online at Sterling’s website, www.sterlingfinancialcorporation-spokane.com. To access this audio presentation call, click on the live audio webcast icon on the front page.
ABOUT STERLING
Sterling Financial Corporation of Spokane, Washington, is a bank holding company, of which the principal operating subsidiaries are Sterling Savings Bank and Golf Savings Bank. Sterling Savings Bank is a Washington State-chartered, federally insured commercial bank, which opened in April 1983 as a stock savings and loan association. Sterling Savings Bank, based in Spokane, Washington, has financial service centers throughout Washington, California, Oregon, Idaho and Montana. Through Sterling Savings Bank’s wholly owned subsidiaries, Action Mortgage Company and INTERVEST-Mortgage Investment Company, it operates loan production offices throughout the western region. Sterling Savings Bank’s subsidiary Harbor Financial Services provides non-bank investments, including mutual funds, variable annuities and tax-deferred annuities and other investment products through regional representatives throughout Sterling Savings Bank’s branch network.
Golf Savings Bank is a Washington State-chartered and FDIC insured savings bank. Golf Savings Bank’s primary focus is the origination of single-family residential mortgage loans.
ADDITIONAL INFORMATION ABOUT STERLING’S PENDING ACQUISITION OF NORTH VALLEY AND WHERE TO FIND IT
Sterling intends to file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4, and North Valley expects to mail a proxy statement/prospectus to its security holders, containing information about the transaction. Investors and security holders of Sterling and North Valley are urged to read the proxy statement/prospectus and other relevant materials when they become available because they will contain important information about Sterling, North Valley and the proposed merger. In addition to the registration statement to be filed by Sterling and the proxy statement/prospectus to be mailed to the security holders of North Valley, Sterling and North Valley file annual, quarterly and current reports, proxy statements and other information with the SEC. Investors and security holders may obtain a free copy of the proxy statement/prospectus and other relevant documents (when they become available) and any other documents filed with the SEC at its website at www.sec.gov. These documents may also be obtained free of charge from Sterling by requesting them in writing at Sterling Financial Corporation, 111 North Wall Street, Spokane, WA 99201, or by telephone at (509) 227-5389. In addition, investors and security holders may access copies of the documents filed with the SEC by Sterling on its website at www.sterlingfinancialcorporation-spokane.com. The documents filed by North Valley may also be obtained by requesting them in writing at North Valley Bancorp, 300 Park Marina Circle, Redding, California 96001, or by telephone at (530) 226-2900. In addition, investors and security holders may access copies of the documents filed with the SEC by North Valley on its website at www.novb.com.
Sterling, North Valley and their respective officers and directors may be deemed to be participants in the solicitation of proxies from the security holders of North Valley with respect to the transactions contemplated by the proposed merger. Information regarding Sterling’s officers and directors is included in Sterling’s proxy statement for its 2007 annual meeting of shareholders filed with the SEC on March 15, 2007. Information regarding North Valley’s officers and directors is included in North Valley’s proxy statement for its 2006 annual meeting of shareholders filed with the SEC on April 25, 2006, and will be included in North Valley’s proxy statement for its 2007 annual meeting of shareholders when it becomes available. A description of the interests of the directors and executive officers of Sterling and North Valley in the merger will be set forth in North Valley’s proxy statement/prospectus and other relevant documents filed with the SEC when they become available.
FORWARD-LOOKING STATEMENTS
This report contains forward-looking statements, which are not historical facts and pertain to Sterling’s future operating results. These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, statements about Sterling’s plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts. When used in this report, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond Sterling’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties. These include but are not limited to: the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in Sterling’s loan portfolios; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for Sterling’s loan and other products; lower-than-expected revenue or cost savings in connection with acquisitions; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment.

Investor Contact:	Daniel G. Byrne EVP, Chief Financial Officer 509-458-3711

Media Contact:	Jennifer Lutz Public Relations Administrator 509-368-2032